Exhibit 99.9

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of CNBM or Sinoma, nor is it any solicitation of any vote or approval in any jurisdiction.

OVERSEAS REGULATORY ANNOUNCEMENT

NOTICE OF BONDHOLDERS’ MEETINGS

This announcement is made pursuant to Rule 13.10B of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

Reference is made to the circular issued by China National Building Material Company Limited (“CNBM”) on 20 October 2017 (the “CNBM Circular”) in respect of the proposed merger by absorption of China National Materials Company Limited (“Sinoma”) by CNBM (the “Merger”). Unless the context requires otherwise, capitalised terms used in this announcement shall have the same meanings as defined in the CNBM Circular.

Reference is also made to (i) the announcement on the issuance of the first tranche of 2016 corporate bonds on the Shanghai Stock Exchange by CNBM dated 22 September 2016; and (ii) the announcement on the issuance of the first tranche of 2017 corporate bonds on the Shanghai Stock Exchange by CNBM dated 12 July 2017. CNBM is required to hold bondholders’ meetings for the abovementioned bonds (the “Bondholders’ Meetings”) in respect of the Merger in accordance with PRC laws and regulations as well as the terms of the abovementioned bonds. On 7 December 2017, CNBM published the notices of the Bondholders’ Meetings on the website of Shanghai Stock Exchange. Please visit the website http://www.sse.com.cn/disclosure/bond/announcement/company/ for details and for reference only.

NOTICE TO U.S. HOLDERS OF CNBM SHARES AND SINOMA SHARES

The Merger will involve the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in the merger document jointly issued by CNBM and Sinoma on 20 October 2017 and the CNBM Circular have been prepared in accordance with Hong Kong Financial Reporting Standards, International Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of CNBM and Sinoma is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares or Sinoma Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

WARNING

CNBM Shareholders and potential investors in the securities of CNBM should be aware that the Merger is subject to the conditions set out in the Joint Announcement being satisfied or waived, as applicable, and CNBM does not provide any assurance that any or all conditions can be satisfied, and the Merger may or may not be completed before the expiry of the validity period of the approval of the Merger by CNBM’s Board, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. CNBM Shareholders and potential investors in the securities of CNBM should therefore exercise caution when dealing in CNBM Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional adviser.

By order of the Board
China National Building Material Company Limited* Song Zhiping
Chairman

Beijing, the PRC

7 December 2017

As at the date of this announcement, CNBM’s Board comprises Mr. Song Zhiping, Mr. Cao Jianglin, Mr. Peng Shou, Mr. Cui Xingtai and Mr. Chang Zhangli as executive directors, Mr. Guo Chaomin, Mr. Chen Yongxin and Mr. Tao Zheng as non-executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors. The CNBM Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement the omission of which would make any of the statements in this announcement misleading.

* For identification purpose only

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